FOR IMMEDIATE RELEASE

CONTACT: Brian Dickman

Chief Financial Officer

(248) 737-4190

JEROME R. ROSSI TO JOIN
AGREE REALTY BOARD OF DIRECTORS

BLOOMFIELD HILLS, MI (January 7, 2015) - Agree Realty Corporation (NYSE: ADC) announced today that Jerome R. Rossi, Senior Executive Vice President and Group President of The TJX Companies, has joined the Company’s Board of Directors. Mr. Rossi replaces Michael Rotchford who is resigning after over 20 years as a Director of the Company.

“We are very pleased to welcome Jerry to our Board,” said Richard Agree, Executive Chairman of the Board. “Jerry’s 45 years of executive experience in the retail sector, including, among other responsibilities, oversight of operations, real estate, new business development and e-commerce at The TJX Companies, will be a fantastic addition to the Board. We’d also like to thank Mike Rotchford for his 20 years of commitment and service to Agree Realty. Mike has been a Director since our IPO in 1994 and has been an invaluable resource to the Company.”

Joey Agree, President, CEO and Director, added, “Jerry brings a profound and unique skillset, as well as a diverse perspective, to our Board. His retail expertise and leadership experience will be tremendous assets as we continue to grow the Company and pursue our strategic objectives. We look forward to working with Jerry and learning from his extensive insights into retail real estate and its operations.”

Mr. Rossi has been Senior Executive Vice President and Group President of The TJX Companies since 2005. He served as Chief Operating Officer of HomeGoods from 2000 to 2005, Executive Vice President and Chief Operating Officer of The Marmaxx Group from 1995 to 2000 and President and Chief Executive Officer of Marshalls from 1990 to 1995. Mr. Rossi began his career in 1967 as a Certified Public Accountant with Arthur Young & Co.

Mr. Rossi currently serves on the Board of Directors of Home Base, the Board of Advisors at Bentley College, the Board of Directors at Bethany Hill School, the Board of Overseers at Newton Wellesley Hospital and the Board of Overseers at Beth Israel Hospital.

Mr. Rossi intends to retire from his current position at The TJX Companies on January 31, 2015.

About Agree Realty Corporation

Agree Realty is primarily engaged in the acquisition and development of properties net leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 209 properties, located in 37 states and containing approximately 4.3 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”.